Feb. 1 Dropdown Impact to First-Quarter 2018 Outlook April 2, 2018

2 ($MM) 1Q 2018 Net Impact Income from operations by segment: Refining & Marketing (167) Midstream 167 Income from operations - Net interest and other financial costs(1) (38) Income tax provision(2) - Net Loss (38) Less: Noncontrolling interests (NCI)(3) 47 Net loss attributable to MPC (85) Impact to MPC’s earning per share(4) ($0.17) (1)Assumes coupon rate of ~4.5% (2)Does not reflect the reduction in effective tax rate resulting from Feb. 1 dropdown (3)Calculated as net income attributable to MPLX less incremental net interest, multiplied by assumed NCI ownership percentage of MPLX of 36.4% (4)Assumes fourth-quarter 2017 weighted average diluted shares of 493 MM and does not reflect any 1Q 2018 share repurchases  First-quarter impacts: – Reduction to R&M “Direct Operating Costs” has been factored in $/BBL guidance – We expect a net increase of ~$230 MM to “Other” R&M expenses – Corresponding income to be reflected in Midstream segment – Net MPLX debt increase of ~$5 B  Annual impacts: – R&M Segment - Feb.1 dropdown results in expected net annual decrease of $1 B in segment income – Midstream Segment - Corresponding ~$1 B to be reflected as a net annual increase in segment income – Prorate net annual impact for quarterly estimate – ~$167 MM Illustrative Impact of Feb. 1 Dropdown Based on guidance provided on fourth-quarter earnings call – Feb. 1, 2018

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First-Quarter 2018 Outlook

As presented on fourth-quarter earnings call – Feb. 1, 2018

		Crude Throughput*	Other Charge/ Feedstocks Throughput*	Total Throughput*	Percent of WTI-priced Crude	Sour Crude Oil Throughput Percentage	Turnaround and Major Maintenance	Depreciation and Amortization	Other Manufacturing Cost**	Total Direct Operating Costs	Corporate and Other Unallocated Items***
		in MBPD					Refinery Direct Operating Costs ($/BBL of total throughput)				
Projected 1Q 2018	GC Region	1,025	200	1,225	17%	61%	$3.25	$1.10	$3.85	$8.20	
	MW Region	650	50	700	47%	37%	$1.15	$1.85	$4.20	$7.20	
	MPC Total	1,675	225	1,900	28%	51%	$2.50	$1.40	$4.00	$7.90	$90 MM
1Q 2017	GC Region	850	222	1,072	4%	84%	$4.31	$1.35	$4.62	$10.28	
	MW Region	661	30	691	29%	45%	$0.98	$1.93	$4.50	$7.41	
	MPC Total	1,511	197	1,708	15%	67%	$3.10	$1.63	$4.72	$9.45	$82 MM

- **1Q 2018 projections in the table above for Total "Direct Operating Costs" have been adjusted for the Feb. 1 dropdown**
- **While guidance is not provided for "Other" R&M expenses, for 1Q 2018 we expect a net increase of ~$230 MM resulting from the Feb. 1 dropdown, including fees paid to MPLX**
- **1Q 2017 has not been recast for the Feb. 1, 2018 dropdown**

*Region throughput data includes inter-refinery transfers, but MPC totals exclude transfers
**Includes utilities, labor, routine maintenance and other operating costs
***Actuals have been recast in connection with the contribution of certain terminal, pipeline and storage assets to MPLX on March 1, 2017

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5 Illustrative Impact to Refining & Marketing Segment Fuels Distribution and Refinery Logistics Dropdown “Other” R&M Expenses to include fees paid to MPLX for fuels distribution services and refinery logistics assets; corresponding income to be reflected in Midstream segment “Direct Operating Costs” to exclude costs related to refining logistics assets Net annual increase in total R&M expenses of ~$1 B expected; corresponding income to be reflected in Midstream segment No change to “R&M Margin” As presented on fourth-quarter earnings call – Feb. 1, 2018